Exhibit 10.3

EXECUTION VERSION

Barclays Bank PLC

5 The North Colonnade

Canary Wharf, London E14 4BB

Facsimile:+44(20)77736461

Telephone: +44 (20) 777 36810

c/o Barclays Capital Inc.

as Agent for Barclays Bank PLC

745 Seventh Ave

New York, NY 10019

Telephone: +1 212 412 4000

Date:	June 13, 2014

To:	Exelon Corporation
10 South Dearborn Street, 52nd Floor
P.O. Box 805398
Chicago, IL 60680-5398
Attention:	Senior Vice President and Treasurer; General Counsel
Facsimile:	(312) 394-4082; (312) 394-5443

From:	Barclays Capital Inc., acting as Agent for Barclays Bank PLC

Subject:	Additional Issuer Forward Transaction

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Barclays Bank PLC (“Dealer”), through its agent Barclays Capital Inc. (the “Agent”), and Exelon Corporation (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the Agreement specified below. This Confirmation is a confirmation for purposes of Rule 10b-10 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Each of Dealer and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Dealer under the Transaction pursuant to instructions from Dealer, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Dealer and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Dealer. Dealer will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder. Dealer is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.

The time of dealing for the Transaction will be confirmed by Dealer upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with a Transaction.

Barclays Bank PLC is not a member of the Securities Investor Protection Corporation.

1. This Confirmation is subject to, and incorporates, the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and the 2006 ISDA Definitions (the “Swap Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern. For purposes of the Equity Definitions, the Transaction will be deemed to be a Share Forward Transaction.

This Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (the “ISDA Form”), as published by ISDA, as if Dealer and Counterparty had executed the ISDA Form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method, New York law (without regard to New York’s choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first,” and (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Dealer and Counterparty; provided that the words, “, or becoming capable at such time of being declared,” shall be deleted from clause (1) thereof and with a “Threshold Amount” of 3% of the stockholders’ equity of Dealer’s ultimate parent company in respect of Dealer and USD50 million in respect of Counterparty). All provisions contained in the Agreement are incorporated into and shall govern this Confirmation except as expressly modified below and the election in Section 20 of this Confirmation that the definition of “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any Section 871(m) Tax or FATCA Withholding Tax, both as defined in Section 20 of this Confirmation. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction and replaces any previous agreement between the parties with respect to the subject matter hereof.

The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer or any of its Affiliates, including Dealer’s ultimate parent company (collectively, “Dealer Entities”) and Counterparty or any confirmation or other agreement between Dealer Entities and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer Entitites, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer Entities and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June 13, 2014

Effective Date:	June 17, 2014 (the “Scheduled Effective Date”), or such later date on which the conditions set forth in Section 3 of this Confirmation shall have been satisfied.

Buyer:	Dealer

Seller:	Counterparty

Maturity Date:	October 29, 2015 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Shares:	The shares of common stock, no par value per Share, of Counterparty (Ticker: “EXC”)

Number of Shares:	Initially, (x) if no Initial Hedging Disruption (as defined below) occurs, 3,750,000 Shares (the “Full Number of Shares”) or (y) if an Initial

Hedging Disruption occurs, the Reduced Number of Shares (as defined below), in each case, as reduced on each Relevant Settlement Date (as defined under “Settlement Terms” below) by the number of Settlement Shares to which the related Valuation Date relates.

Settlement Currency:	USD

Exchange:	The New York Stock Exchange

Related Exchange:	All Exchanges

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Forward Price:	On the Effective Date, USD33.9500, and on any day thereafter, the product of the Forward Price on the immediately preceding calendar day and

1 + (the Relevant Rate * (1/365));

provided that the Forward Price on each Forward Price Reduction Date shall be the Forward Price otherwise in effect on such date minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Relevant Rate:	For any day, the USD-Federal Funds Rate minus 0.75%.

USD-Federal Funds Rate:	For any day, the rate set forth for such day opposite the caption “Federal funds” as displayed on the page “FEDL <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that if no such rate appears for such day on such page, USD-Federal Funds Rate for such day shall be such rate for the immediately preceding day for which such a rate appears.

Forward Price Reduction Dates:	Each date listed as such in Annex B.

Forward Price Reduction Amount:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date on Annex B.

Relevant Day:	Each day listed in Annex C hereto and every second Scheduled Trading Day after the last day so listed, as determined by the Calculation Agent. The Equity Definitions are hereby amended by replacing the following instances of the defined term “Scheduled Trading Day” with the defined term “Relevant Day”: (i) in the definition of “Exchange Business Day” and (ii) in Article 6 of the Equity Definitions.

Valuation:

Valuation Date:	For any Settlement (as defined below), if Physical Settlement is applicable, as designated in the relevant Settlement Notice (as defined below); or if Cash Settlement or Net Share Settlement is applicable, the last Unwind Date for such Settlement. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date.

Unwind Dates:	For any Cash Settlement or Net Share Settlement, each Relevant Day on which Dealer (or its agent or affiliate) purchases Shares in the market in connection with such Settlement, starting on the First Unwind Date for such Settlement.

First Unwind Date:	For any Cash Settlement or Net Share Settlement, as designated in the relevant Settlement Notice.

Unwind Period:	For any Cash Settlement or Net Share Settlement, the period starting on the First Unwind Date for such Settlement and ending on the Valuation Date for such Settlement.

Settlement Terms:

Settlement:	Any Physical Settlement, Cash Settlement or Net Share Settlement of all or any portion of the Transaction.

Settlement Notice:	Subject to “Early Valuation” below, Counterparty may elect to effect a Settlement of all or any portion of the Transaction by designating one or more Scheduled Trading Days following the Effective Date and on or prior to the Maturity Date to be Valuation Dates (or, with respect to Cash Settlements or Net Share Settlements, by designating one or more Relevant Days following the Effective Date and on or prior to the 40th Relevant Day immediately preceding the Maturity Date to be First Unwind Dates) in a written notice to Dealer delivered no later than the applicable Settlement Method Election Date (in the case of a Net Share Settlement or Cash Settlement) or the 5th Relevant Day immediately preceding the relevant Valuation Date (in the case of a Physical Settlement), which notice shall also specify (i) the number of Shares (the “Settlement Shares”) for such Settlement (not to exceed the number of Undesignated Shares as of the date of such Settlement Notice) and (ii) the Settlement Method applicable to such Settlement; provided that (A) Counterparty may not designate a First Unwind Date for a Cash Settlement or a Net Share Settlement if, as of the date of such Settlement Notice, any Shares have been designated as Settlement Shares for a Cash Settlement or a Net Share Settlement for which the related Relevant Settlement Date has not occurred; and (B) if the Number of Shares as of the Maturity Date is not zero, then the Maturity Date shall be a Valuation Date for a Physical Settlement and the number of Settlement Shares for such Settlement shall be the Number of Shares as of the Maturity Date (provided that if the Maturity Date occurs during any Unwind Period, then the provisions set forth below opposite “Early Valuation” shall apply as if the Maturity Date were the Early Valuation Date).

Undesignated Shares:	As of any date, the Number of Shares minus the number of Shares designated as Settlement Shares for Settlements for which the related Relevant Settlement Date has not occurred.

Settlement Method Election:	Applicable; provided that:

(i) Net Share Settlement shall be deemed to be included as an additional settlement method under Section 7.1 of the Equity Definitions;

(ii) Counterparty may elect Cash Settlement or Net Share Settlement only if Counterparty represents and warrants to Dealer in the Settlement Notice containing such election that, as of the date of such Settlement Notice, (A) Counterparty is not aware of any material nonpublic information concerning itself or the Shares, (B) Counterparty is electing the settlement method and designating the First Unwind Date specified in such Settlement Notice in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 under the Exchange Act (“Rule 10b-5”) or any other provision of the federal securities laws, (C) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)), (D) Counterparty would be able to purchase a number of Shares equal to the greater of (x) the number of Settlement Shares designated in such Settlement Notice and (y) a number of Shares with a value as of the date of such Settlement Notice equal to the product of (I) such number of Settlement Shares and (II) the then-current Forward Price in compliance with the laws of Counterparty’s jurisdiction of organization, (E) it is not electing Cash Settlement or Net Share Settlement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) and (F) such election, and settlement in accordance therewith, does not and will not violate or conflict with any law, regulation or supervisory guidance applicable to Counterparty, or any order or judgment of any court or other agency of government applicable to it or any of its assets, and any governmental consents that are required to have been obtained by Counterparty with respect to such election or settlement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(iii) Notwithstanding any election to the contrary in any Settlement Notice, Physical Settlement shall be applicable:

(A)   to all of the Settlement Shares designated in such Settlement Notice if, on the date such Settlement Notice is received by Dealer, (I) the trading price per Share on the Exchange (as determined by Dealer) is below USD16.9750 (the “Threshold Price”) or (II) Dealer determines, in its sole good faith and commercially reasonable judgment, that it would be unable to purchase a number of Shares in the market sufficient to unwind its hedge position in respect of the Transaction and satisfy its delivery obligation hereunder, if any, by the Maturity Date (x) in a manner that (A) would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be subject to the safe harbor provided by Rule 10b-18(b) under the Exchange Act and (B) would not raise material risks in light of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer) generally applicable to issuer share repurchases or equivalent transactions, or (y) due to the lack of sufficient liquidity in the Shares (each, a “Trading Condition”); or

(B)   to all or a portion of the Settlement Shares designated in such Settlement Notice if, on any day during the relevant Unwind Period, (I) the trading price per Share on the Exchange (as determined by Dealer) is below the Threshold Price or (II) Dealer determines, in its sole good faith and commercially reasonable judgment, that a Trading Condition has occurred, in which case the provisions set forth below in the third paragraph opposite “Early Valuation” shall apply as if such day were the Early Valuation Date and (x) for purposes of clause (i) of such paragraph, such day shall be the last Unwind Date of such Unwind Period and the “Unwound Shares” shall be calculated to, and including, such day and (y) for purposes of clause (ii) of such paragraph, the “Remaining Shares” shall be equal to the number of Settlement Shares designated in such Settlement Notice minus the Unwound Shares determined in accordance with clause (x) of this sentence.

Electing Party:	Counterparty

Settlement Method Election Date:	With respect to any Settlement, the 5th Relevant Day immediately preceding the First Unwind Date, in the case of Cash Settlement or Net Share Settlement.

Default Settlement Method:	Physical Settlement

Physical Settlement:	Notwithstanding Section 9.2(a)(i) of the Equity Definitions, on the Settlement Date, Dealer shall pay to Counterparty an amount equal to the Forward Price on the relevant Valuation Date multiplied by the number of Settlement Shares for such Settlement, and Counterparty shall deliver to Dealer such Settlement Shares.

Settlement Date:	The Valuation Date.

Net Share Settlement:	If Net Share Settlement applies, on the Net Share Settlement Date, if the Net Share Settlement Amount is greater than zero, Counterparty shall deliver a number of Shares equal to the Net Share Settlement Amount (rounded down to the nearest integer) to Dealer, and if the Net Share Settlement Amount is less than zero, Dealer shall deliver a number of Shares equal to the absolute value of the Net Share Settlement Amount (rounded down to the nearest integer) to Counterparty, in either case, in accordance with Section 9.4 of the Equity Definitions, with the Net Share Settlement Date deemed to be a “Settlement Date” for purposes of such Section 9.4, and, in either case, plus cash in lieu of any fractional Shares included in the Net Share Settlement Amount but not delivered due to rounding required hereby, valued at the Settlement Price.

Net Share Settlement Date:	The date that follows the Valuation Date by one Settlement Cycle.

Net Share Settlement Amount:	For any Net Share Settlement, an amount equal to (i) the Forward Cash Settlement Amount divided by the Settlement Price plus (ii) a number of Shares corresponding to the aggregate Unwind Adjustment Amount(s), if any, for the relevant Unwind Period, as determined by the Calculation Agent.

Forward Cash Settlement Amount:	Notwithstanding Section 8.5(c) of the Equity Definitions, the Forward Cash Settlement Amount for any Cash Settlement or Net Share Settlement shall be equal to (i) the number of Settlement Shares for such Settlement multiplied by (ii) an amount equal to (A) the Settlement Price minus (B) the Relevant Forward Price.

Relevant Forward Price:	For any Cash Settlement or Net Share Settlement, the weighted average of the Forward Prices on each Unwind Date relating to such Settlement (weighted based on the number of Shares purchased by Dealer or its agent or affiliate on each such Unwind Date in connection with such Settlement).

Settlement Price:	For any Cash Settlement or Net Share Settlement, the weighted average price of the purchases of Shares made by Dealer (or its agent or affiliate) on each Unwind Date during the Unwind Period relating to such Settlement (weighted based on the number of Shares purchased by Dealer or its agent or affiliate on each Unwind Date in connection with such Settlement), plus USD0.02.

Unwind Activities:	The times and prices at which Dealer (or its agent or affiliate) purchases any Shares during any Unwind Period shall be at Dealer’s sole discretion. Without limiting the generality of the foregoing, in the event that Dealer concludes, in its sole good faith and commercially reasonable discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer) (a “Regulatory Disruption”), for it to refrain from purchasing Shares on any Scheduled Trading Day that would have been an Unwind Date but for the occurrence of a Regulatory Disruption, Dealer may (but shall not be required to) notify Counterparty in writing that a Regulatory Disruption has occurred on such Scheduled Trading Day, specifying the nature of such Regulatory Disruption, and, for the avoidance of doubt, such Scheduled Trading Day shall not be an Unwind Date and such Regulatory Disruption shall be deemed to be a Market Disruption Event.

Relevant Settlement Date:	For any Settlement, the Settlement Date, Cash Settlement Payment Date or Net Share Settlement Date, as the case may be.

Unwind Adjustment Amount:	For any Unwind Period to which Net Share Settlement Applies, for any Forward Price Reduction Date that occurs during the period from, and including, the date one Settlement Cycle immediately following the relevant First Unwind Date to, and including, the date one Settlement Cycle immediately following the relevant Valuation Date, an amount determined by the Calculation Agent equal to the product of (i) the relevant Forward Price Reduction Amount multiplied by (ii)(A) if the Net Share Settlement Amount calculated as of the date immediately prior to the relevant Forward Price Reduction Date is a positive number, such Net Share Settlement Amount or (B) otherwise, zero.

Settlement Currency:	USD

Other Applicable Provisions:	To the extent Dealer or Counterparty is obligated to deliver Shares hereunder, the provisions of Sections 9.2 (last sentence only), 9.8, 9.9, 9.10 and 9.11 of the Equity Definitions will be applicable as if

“Physical Settlement” applied to the Transaction; provided that, in such case, with respect to any delivery of Shares by Dealer, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares. In addition, to the extent Counterparty is obligated to deliver Shares hereunder, the provisions of Section 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Consequences of Late Delivery:	Without limiting the generality of this Confirmation, the Agreement and the Equity Definitions, if for any reason Counterparty fails to deliver when due any Shares required to be delivered hereunder and a Forward Price Reduction Date occurs on or after the date such Shares are due and on or before the date such Shares are delivered, Counterparty acknowledges and agrees that, in addition to any other amounts for which Counterparty may be liable hereunder or under law (but without duplication), Counterparty shall be liable to Dealer for an amount equal to the product of: (i) the number of Shares so due but not yet delivered on or prior to such Forward Price Reduction Date; and (ii) the Forward Price Reduction Amount for such Forward Price Reduction Date.

Share Adjustments:

Potential Adjustment Events:	An Extraordinary Dividend shall not constitute a Potential Adjustment Event.

Extraordinary Dividend:	Any dividend or distribution on the Shares with an ex-dividend date occurring on any day following the Trade Date and prior to the Maturity Date (other than (i) any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions or (ii) a regular, quarterly cash dividend in an amount per Share equal to or less than the Forward Price Reduction Amount corresponding to the relevant quarter that has an ex-dividend date no earlier than the Forward Price Reduction Date corresponding to the relevant quarter).

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Extraordinary Events:	The consequences that would otherwise apply under Article 12 of the Equity Definitions to any applicable Extraordinary Event (excluding any Failure to Deliver, Increased Cost of Hedging, Increased Cost of Stock Borrow or any Extraordinary Event that also constitutes a Bankruptcy Termination Event, but including, for the avoidance of doubt, any other applicable Additional Disruption Event) shall not apply.

Tender Offer:	Applicable

Delisting:	In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; and provided, further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the phrase “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable if Dealer is required to deliver Shares hereunder; otherwise, Not Applicable.

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable; provided that Section 12.9(b)(vi) of the Equity Definitions shall be amended by (i) deleting clause (C) of the second sentence thereof and (ii) deleting the third and fourth sentences thereof.

Increased Cost of Stock Borrow:	Applicable; provided that Section 12.9(b)(v) of the Equity Definitions shall be amended by (i) deleting clause (C) of the second sentence thereof and (ii) deleting the third, fourth and fifth sentences thereof. For the avoidance of doubt, upon the announcement of any event that, if consummated, would result in a Merger Event or Tender Offer, the term “rate to borrow Shares” as used in Section 12.9(a)(viii) of the Equity Definitions shall include any cost borne or amount payable by the Hedging Party in respect of maintaining or reestablishing its hedge position, including, but not limited to, any assessment or other amount payable by the Hedging Party to a lender of Shares in respect of any merger or tender offer premium, as applicable.

Initial Stock Loan Rate:	25 basis points per annum

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points per annum

Hedging Party:	For all applicable Additional Disruption Events, Dealer

Determining Party:	For all applicable Extraordinary Events, Dealer

Early Valuation:

Early Valuation:	Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, at any time (x) concurrently with or following the occurrence of a Hedging Event, the declaration by Issuer of an Extraordinary Dividend, or an ISDA Event or (y) if an Excess Section 13 Ownership Position, an Excess FPA Ownership Position or an Excess Regulatory Ownership Position exists, in either case, Dealer (or, in the case of an ISDA Event that is an Event of Default or Termination Event, the party entitled to designate an Early Termination Date in respect of such event pursuant to Section 6 of the Agreement) shall have the right to designate any Scheduled Trading Day to be the “Early Valuation Date”, in which case the provisions set forth in this “Early Valuation” section shall apply, in the case of an Event of Default or Termination Event, in lieu of Section 6 of the Agreement.

If the Early Valuation Date occurs on a date that is not during an Unwind Period, then the Early Valuation Date shall be a Valuation Date for a Physical Settlement, and the number of Settlement Shares for such Settlement shall be the Number of Shares on the Early Valuation Date; provided that Dealer may in its sole good faith and commercially reasonable discretion elect to permit Counterparty to elect Cash Settlement or Net Share Settlement, in which case Dealer will determine the Relevant Day that will be the First Unwind Date for such Cash Settlement or Net Share Settlement.

If the Early Valuation Date occurs during an Unwind Period, then (i) (A) the last Unwind Date of such Unwind Period shall be deemed to occur on the Early Valuation Date (or, if the Early Valuation Date is not a Relevant Day, the immediately preceding Relevant Day), (B) a Settlement shall occur in respect of such Unwind Period, and the Settlement Method elected by Counterparty in respect of such Settlement shall apply (subject to the provisions under “Settlement Terms” above in respect of the applicable Settlement Method), and (C) the number of Settlement Shares for such Settlement shall be the number of Unwound Shares for such Unwind Period on the Early Valuation Date (or, if the Early Valuation Date is not a Relevant Day, the immediately preceding Relevant Day), and (ii) (A) the Early Valuation Date shall be a Valuation Date for an additional Physical Settlement (provided that Dealer may in its sole good faith and commercially reasonable discretion elect that the Settlement Method elected by Counterparty for the Settlement described in clause (i) of this sentence shall apply, in which case Dealer will determine the Relevant Day that will be the First Unwind Date for such Cash Settlement or Net Share Settlement) and (B) the number of Settlement Shares for such additional Settlement shall be the number of Remaining Shares on the Early Valuation Date.

Notwithstanding the foregoing, in the case of a Nationalization or Merger Event, if at the time of the related Settlement Date or Net Share Settlement Date, as applicable, the Shares have changed into cash or any other property or the right to receive cash or any other property, the Calculation Agent shall adjust the nature of the Shares as it determines appropriate to account for such change.

ISDA Event:	(i) Any Event of Default or Termination Event, other than an Event of Default or Termination Event that also constitutes a Bankruptcy Termination Event, that gives rise to the right of either party to designate an Early Termination Date pursuant to Section 6 of the Agreement or (ii) the announcement of any event or transaction that, if consummated, would result in a Merger Event, Tender Offer, Nationalization, Delisting or Change in Law, in each case, as determined by the Calculation Agent.

Amendment to Merger Event:	Section 12.1(b) of the Equity Definitions is hereby amended by deleting the remainder of such Section beginning with the words “in each case if the Merger Date is on or before” in the fourth to last line thereof.

Hedging Event:	(i) A Loss of Stock Borrow or Hedging Disruption, (ii) (A) an Increased Cost of Stock Borrow or (B) an Increased Cost of Hedging, in the case of sub-clause (A) or (B), in connection with which Counterparty does not elect, and so notify the Hedging Party of its election, in each case, within the required time period to either amend the Transaction pursuant to Section 12.9(b)(v)(A) or Section 12.9(b)(vi)(A) of the Equity Definitions, as applicable, or pay an amount determined by the Calculation Agent that corresponds to the relevant Price Adjustment pursuant to Section 12.9(b)(v)(B) or Section 12.9(b)(vi)(B) of the Equity Definitions, as applicable or (iii) the occurrence of a Market Disruption Event during an Unwind Period and the continuance of such Market Disruption Event for at least eight Scheduled Trading Days.

Remaining Shares:	On any day, the Number of Shares as of such day (or, if such day occurs during an Unwind Period, the Number of Shares as of such day minus the Unwound Shares for such Unwind Period on such day).

Unwound Shares:	For any Unwind Period on any day, the aggregate number of Shares with respect to which Dealer has unwound its hedge position in respect of the Transaction in connection with the related Settlement as of such day.

Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Transfer:	Notwithstanding anything to the contrary in the Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under the Transaction, in whole or in part, to an affiliate of Dealer whose obligation is guaranteed by Dealer or Dealer’s ultimate parent company without the consent of Counterparty provided that (x) Counterparty will neither (1) be required to pay, nor is there a substantial likelihood that it would be required to pay, an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 9(h)) nor (2) receive a payment, nor is there a substantial likelihood that it would receive a payment, from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of such transfer or assignment and (y) no Event of Default or Potential Event of Default occurs in respect of either party solely as a result of such transfer and assignment.

Calculation Agent:	Dealer

Counterparty Payment Instructions:	To be provided by Counterparty

Dealer Payment Instructions:	Barclays Bank PLC
ABA: 026-002-574
BIC: BARCUS33
Account: 50038524
Beneficiary: BARCGB33
REF: Barclays Bank PLC London Equity Derivative

Counterparty’s Contact Details for Purpose of Giving Notice:	To be provided by Counterparty

Dealer’s Contact Details for Purpose of Giving Notice:	Barclays Capital Inc.
745 Seventh Ave
New York, NY 10019
Attention: Paul Robinson
Phone: (+1) 212-526-0111
Fax: (+1) 917-522-0458

with a copy to:

Barclays Capital Inc.
745 Seventh Ave
New York, NY 10019
Attention: Legal, Equity Derivatives

Barclays Bank PLC
5 The North Colonnade
Canary Wharf, London E14 4BB

3. Effectiveness.

The effectiveness of this Confirmation and the Transaction shall be subject to the following conditions:

(a) the representations and warranties of Counterparty contained in the Underwriting Agreement dated as of June 11, 2014 among Counterparty, Barclays Capital Inc. and Goldman, Sachs & Co., as representatives of the Underwriters party thereto (the “Underwriting Agreement”), and any certificate delivered pursuant thereto by Counterparty shall be true and correct on the Effective Date as if made as of the Effective Date;

(b) Counterparty shall have performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Effective Date;

(c) all of the conditions set forth in Section 5 of the Underwriting Agreement shall have been satisfied;

(d) the Closing Date (as defined in the Underwriting Agreement) shall have occurred as provided in the Underwriting Agreement;

(e) all of the representations and warranties of Counterparty hereunder and under the Agreement shall be true and correct on the Effective Date as if made as of the Effective Date;

(f) Counterparty shall have performed all of the obligations required to be performed by it hereunder and under the Agreement on or prior to the Effective Date, including without limitation its obligations under Section 6 hereof; and

(g) Counterparty shall have delivered to Dealer an opinion of counsel in form and substance reasonably satisfactory to Dealer, with respect to the matters set forth in Section 3(a) of the Agreement and that the Shares initially issuable hereunder have been duly authorized and, upon issuance pursuant to the terms of the Transaction, will be validly issued, fully paid and nonassessable.

Notwithstanding the foregoing or any other provision of this Confirmation, if (x) on or prior to 9:00 a.m, New York City time, on the date the Closing Date (as defined in the Underwriting Agreement) is scheduled to occur, Dealer, in its sole judgment, is unable to borrow and deliver for sale the Full Number of Shares or (y) in Dealer’s sole judgment, it would incur a stock loan cost of more than 75 basis points per annum with respect to all or any portion of the Full Number of Shares (in each case, an “Initial Hedging Disruption”), the effectiveness of this Confirmation and the Transaction shall be limited to the number of Shares Dealer may borrow at a cost of not more than 75 basis points per annum (such number of Shares, the “Reduced Number of Shares”), which, for the avoidance of doubt, may be zero.

4. Additional Mutual Representations and Warranties. In addition to the representations and warranties in the Agreement, each party represents and warrants to the other party that it is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933 (as amended) (the “Securities Act”), and is entering into the Transaction hereunder as principal and not for the benefit of any third party.

5. Additional Representations and Warranties of Counterparty. In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to Dealer, and agrees with Dealer, that:

(a) without limiting the generality of Section 13.1 of the Equity Definitions, it acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction, including without limitation ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, FASB Statements 128, 133, as amended, 149 or 150, EITF 00-19, 01-6, 03-6 or 07-5, ASC Topic 480, Distinguishing Liabilities from Equity, ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under the Financial Accounting Standards Board’s Liabilities & Equity Project;

(b) it will not take any action that would limit or in any way adversely affect Dealer’s ability to hedge its risk, unwind its Hedge Positions or satisfy its settlement obligations with respect to the Transaction;

(c) it shall not take any action to reduce or decrease the number of authorized and unissued Shares below the sum of (i) the Number of Shares plus (ii) the total number of Shares issuable upon settlement (whether by net share settlement or otherwise) of any other transaction or agreement to which it is a party;

(d) it will not repurchase any Shares if, immediately following such repurchase, the Number of Shares, when aggregated with the “Number of Shares” under, and as defined in, the Confirmation, dated as of June 11, 2014, between Dealer and Counterparty in respect of that certain Base Issuer Forward Transaction, would be equal to or greater than 4.5% of the number of then-outstanding Shares and it will notify Dealer immediately upon the announcement or consummation of any repurchase of Shares in an amount that, taken together with the amount of all repurchases since the date of the last such notice (or, if no such notice has been given, since the Trade Date), exceeds 0.5% of the number of then-outstanding Shares;

(e) it is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);

(f) (i) neither it nor any of its officers, directors, managers or similar persons is aware of any material non-public information regarding itself or the Shares; (ii) it is entering into this Confirmation and will provide any Settlement Notice in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 or any other provision of the federal securities laws; (iii) it has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction; and (iv) it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation under Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”);

(g) it is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(h) no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares;

(i) as of the Trade Date and as of the date of any payment or delivery by Counterparty or Dealer hereunder, it is not and will not be “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code);

(j) it is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(k) it: (i) is an “institutional account” as defined in FINRA Rule 4512(c); and (ii) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating any recommendations of Dealer or its associated persons;

(l) it understands, agrees and acknowledges that no obligations of Dealer to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Dealer or any governmental agency; and

(m) IT UNDERSTANDS THAT THE TRANSACTION IS SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.

6. Additional Covenants of Counterparty.

(a) Counterparty acknowledges and agrees that any Shares delivered by Counterparty to Dealer on any Settlement Date or Net Share Settlement Date will be (i) newly issued, (ii) approved for listing or quotation on the Exchange, subject to official notice of issuance, and (iii) registered under the Exchange Act, and, when delivered by Dealer (or an affiliate of Dealer) to securities lenders from whom Dealer (or an affiliate of Dealer) borrowed Shares in connection with hedging its exposure to the Transaction, will be freely saleable without further registration or other restrictions under the Securities Act in the hands of those securities lenders, irrespective of whether any such stock loan is effected by Dealer or an affiliate of Dealer Accordingly, Counterparty agrees that any Shares so delivered will not bear a restrictive legend and will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System. In addition, Counterparty represents and agrees that any such Shares shall be, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance.

(b) Counterparty agrees that Counterparty shall not enter into or alter any transaction with respect to the Shares that would be deemed, in the commercially reasonable discretion of Calculation Agent, to hedge or offset Counterparty’s rights or obligations under the Transaction. Without limiting the generality of the provisions set forth opposite the caption “Unwind Activities” in Section 2 of this Confirmation, Counterparty acknowledges that it has no right to, and agrees that it will not seek to, control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under or in connection with the Transaction, including, without limitation, Dealer’s decision to enter into any hedging transactions.

(c) Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(d) Counterparty shall promptly provide notice thereof to Dealer (in which notice Counterparty will be deemed to make the representation and warranty set forth in Section 5(f)(i) as of the date of such notice) (i) upon the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default, a Potential Event of Default or a Termination Event in respect of which Counterparty is a Defaulting Party or an Affected Party, as the case may be, and (ii) upon announcement of any event that, if consummated, would constitute an Extraordinary Event or Potential Adjustment Event.

(e) Neither Counterparty nor any of its “affiliated purchasers” (as defined by Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall take any action that would cause any purchases of Shares by Dealer or any of its Affiliates in connection with any Cash Settlement or Net Share Settlement not to meet the requirements of the safe harbor provided by Rule 10b-18 if such purchases were made by Counterparty. Without limiting the generality of the foregoing, during any Unwind Period, except with the prior written consent of Dealer, Counterparty will not, and will cause its affiliated purchasers (as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or announce or commence any tender offer relating to, any Shares (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for the Shares (it being understood that the Other Confirmation (as defined below) will be deemed to not give rise to any such transaction to the extent that no exchange business day (however defined) under the Other Confirmation would occur on a Relevant Day under this Confirmation).

(f) Counterparty will not be subject to any “restricted period” (as such term is defined in Regulation M promulgated under the Exchange Act (“Regulation M”)) in respect of Shares or any security with respect to which the Shares are a “reference security” (as such term is defined in Regulation M) during any Unwind Period.

(g) Counterparty shall: (i) prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction, to the extent permitted by applicable law, notify Dealer of such public announcement; (ii) promptly notify Dealer following any such announcement that such announcement has been made; (iii) promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (A) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date for the Merger Transaction that were not effected through Dealer or its affiliates and (B) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding such announcement date. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may result in a Regulatory Disruption, a Trading Condition or an Early Valuation or may affect the length of any ongoing Unwind Period; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6(c) above. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(h) Counterparty represents and warrants to, and agrees with, Dealer that Counterparty has not and will not enter into any structured share purchase or sale transaction (including the purchase or sale of any option or combination of options relating to the Shares), or any other transaction similar to the Transaction described herein (including, for the avoidance of doubt, the Confirmation of even date herewith entered into between Counterparty and Goldman, Sachs & Co. (the “Other Confirmation”)), where any valuation period (however defined) in such other transaction will overlap at any time (including as a result of acceleration, postponement or extension in such valuation period as provided in the relevant agreement) with any Unwind Period under this Confirmation (it being understood that such a valuation period under the Other Confirmation will not overlap with an Unwind Period under this Confirmation if no exchange business day (however defined) under the Other Confirmation would occur on a Relevant Day under this Confirmation). In the event that the valuation period in any such other transaction overlaps with any Unwind Period under this Confirmation as a result of any acceleration, postponement or extension of such Unwind Period, Counterparty shall promptly amend such transaction to avoid any such overlap.

7. Termination on Bankruptcy. The parties hereto agree that, notwithstanding anything to the contrary in the Agreement or the Equity Definitions, the Transaction constitutes a contract to issue a security of Counterparty as contemplated by Section 365(c)(2) of the Bankruptcy Code and that the Transaction and the obligations and rights of Counterparty and Dealer (except for any liability as a result of breach of any of the representations or warranties provided by Counterparty in Section 4 or Section 5 above) shall immediately terminate, without the necessity of any notice, payment (whether directly, by netting or otherwise) or other action by Counterparty or Dealer, if, on or prior to the final Settlement Date, Cash Settlement Payment Date or Net Share Settlement Date, an Insolvency Filing occurs or any other proceeding commences with respect to Counterparty under the Bankruptcy Code (a “Bankruptcy Termination Event”).

8. Additional Provisions. (a) Dealer acknowledges and agrees that Counterparty’s obligations under the Transaction are not secured by any collateral and that this Confirmation is not intended to convey to Dealer rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation or the Agreement; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transaction other than the Transaction.

(b) The parties hereto intend for:

(i) the Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555 and 561 of the Bankruptcy Code;

(ii) the rights given to Dealer pursuant to “Early Valuation” in Section 2 above to constitute “contractual rights” to cause the liquidation of a “securities contract” and to set off mutual debts and claims in connection with a “securities contract”, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code;

(iii) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the Transaction to constitute “margin payments” and “transfers” under a “securities contract” as defined in the Bankruptcy Code;

(iv) all payments for, under or in connection with the Transaction, all payments for Shares and the transfer of Shares to constitute “settlement payments” and “transfers” under a “securities contract” as defined in the Bankruptcy Code; and

(v) any or all obligations that either party has with respect to this Confirmation or the Agreement to constitute property held by or due from such party to margin, guaranty or settle obligations of the other party with respect to the transactions under the Agreement (including the Transaction) or any other agreement between such parties.

(c) Notwithstanding any other provision of the Agreement or this Confirmation, in no event will Counterparty be required to deliver in the aggregate in respect of all Settlement Dates, Net Share Settlement Dates or other dates on which Shares are delivered in respect of any amount owed under this Agreement a number of Shares greater than 7,500,000 Shares (as adjusted for stock splits and similar events) (the “Capped Number”). Counterparty represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such Shares, the “Available Shares”). In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(c) (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver Shares, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (C) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions (such events as set forth in clauses (A), (B) and (C) above, collectively, the “Share Issuance Events”). Counterparty shall promptly notify Dealer of the occurrence of any of the Share Issuance Events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares to be delivered) and, as promptly as reasonably practicable, deliver such Shares thereafter. Counterparty shall not, until Counterparty’s obligations under the Transaction have been satisfied in full, use any Shares that become available for potential delivery to Dealer as a result of any Share Issuance Event for the settlement or satisfaction of any transaction or obligation other than the Transaction or reserve any such Shares for future issuance for any purpose other than to satisfy Counterparty’s obligations to Dealer under the Transaction.

(d) The parties intend for this Confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted on behalf of Goldman, Sachs & Co. to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated October 9, 2003.

(e) The parties intend for this Transaction (taking into account purchases of Shares in connection with any Cash Settlement or Net Share Settlement) to comply with the requirements of Rule 10b5-1(c)(1)(i)(A) under the Exchange Act and for this Confirmation to constitute a binding contract or instruction satisfying the requirements of 10b5-1(c) and to be interpreted to comply with the requirements of Rule 10b5-1(c).

9. Indemnification. Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, the execution or delivery of this Confirmation by Counterparty, the performance by Counterparty of its obligations under the Transaction, or any breach of any covenant or representation made by Counterparty in this Confirmation or the Agreement (including the effect of any such breach or other act or omission of the Counterparty on any third-party transactions by Dealer with respect to delivery and receipt of the Shares in connection with establishing, maintaining and unwinding of Dealer’s Hedge Positions in connection with the Transaction). Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Dealer’s willful misconduct, gross negligence or bad faith in performing the services that are subject of the Transaction. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from the gross negligence, willful misconduct or bad faith of the Indemnified Party. The provisions of this Section 9 shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and/or delegation of the Transaction made pursuant to the Agreement or this Confirmation shall inure to the benefit of any permitted assignee of Dealer

10. Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive, or be deemed to receive, Shares to the extent that, upon such receipt of such Shares, (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Dealer, any of its affiliates’ business units subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer with respect to “beneficial ownership” of any Shares (collectively, “Dealer Group”) would be equal to or greater than 4.5% of the outstanding Shares (an “Excess Section 13 Ownership Position”), (ii) Dealer’s ultimate parent entity would purchase, acquire or take (as such terms are used in the Federal Power Act) at any time on the relevant date in excess of 7.5% of the outstanding Shares (an “Excess FPA Ownership Position”) or (iii) Dealer, Dealer Group or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Subchapters 25E, 25F, 25G or 25H of the Pennsylvania Business Corporation Law or any state or federal bank holding company or banking laws, or any federal, state or local laws, regulations or regulatory orders or organizational documents or contracts of Counterparty, in each case, applicable to ownership of Shares (“Applicable Restrictions”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to (x) the lesser of (A) the maximum number of Share that would be permitted under Applicable Restrictions and (B) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination (such condition described in clause (iii), an “Excess Regulatory Ownership Position”). If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, (i) Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Counterparty that such delivery would not result in (x) Dealer Group directly or indirectly so beneficially owning in excess of 4.5% of the outstanding Shares and (y) the occurrence of an Excess FPA Ownership Position or an Excess Regulatory Ownership Position and (ii) if such delivery relates to a Physical Settlement, notwithstanding anything to the contrary herein, Dealer shall not be obligated to satisfy the portion of its payment obligation corresponding to any Shares required to be so delivered until the date Counterparty makes such delivery.

11. Non-Confidentiality. The parties hereby agree that (i) effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind, including opinions or other tax analyses, provided by Dealer and its affiliates to Counterparty relating to such tax treatment and tax structure; provided that the foregoing does not constitute an authorization to disclose the identity of Dealer or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information, and (ii) Dealer does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Counterparty.

12. Restricted Shares. If Counterparty is unable to comply with the covenant of Counterparty contained in Section 6(a) above or Dealer otherwise determines in its reasonable opinion that any Shares to be delivered to Dealer by Counterparty may not be freely returned by Dealer to securities lenders as described in the covenant of Counterparty contained in Section 6(a) above, then delivery of any such Settlement Shares (the “Unregistered Settlement Shares”) shall be effected pursuant to Annex A hereto, unless waived by Dealer

13. Governing Law. Notwithstanding anything to the contrary in the Agreement, the Agreement, this Confirmation and all matters arising in connection with the Agreement and this Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law).

14. Set-Off.

(a) The parties agree that upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (or any consenting Affiliate of Y) hereunder against any obligation of Y (or any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). To the extent that any Other Amounts are so set off, those Other Amounts will be discharged promptly and in all respects. Y will give notice to the other party of any set-off effected under this Section 14.

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 14 shall be effective to create a charge or other security interest. This Section 14 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(b) Notwithstanding anything to the contrary in the foregoing, Dealer agrees not to set off or net amounts due from Counterparty with respect to any Transaction against amounts due from Dealer to Counterparty with respect to contracts or instruments that are not Equity Contracts. “Equity Contract” means any transaction or instrument that does not convey to Dealer rights, or the ability to assert claims, that are senior to the rights and claims of common stockholders in the event of Counterparty’s bankruptcy.

15. Staggered Settlement. Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

16. Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty solely to the extent of any such performance.

17. Waiver of Right to Trial by Jury: EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON SUCH PARTY’S OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF SUCH PARTY’S STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS CONFIRMATION OR THE ACTIONS OF COUNTERPARTY, DEALER OR THEIR AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

18. Jurisdiction: THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

19. Counterparts. This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts.

20. Foreign Account Tax Compliance Act and HIRE Act. “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (i) any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder (a “Section 871(m) Tax”) or (ii) any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a Section 871(m) Tax or FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement. Counterparty shall promptly upon request by Dealer, provide tax forms and documents required to be delivered pursuant to Section 1471(b) or Section 1472(b)(1) of the Code and any other forms and documents reasonably requested by Dealer.

21. Tax Forms. Counterparty shall deliver an original valid United States Internal Revenue Service Form W-9 (a “Form W-9”) to Dealer, and if such form or the information therein becomes obsolete, outdated or incorrect, Counterparty shall promptly deliver to Dealer a duly executed Form W-9 (or any successor thereto) that is valid.

22. 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. The parties agree that the terms of the 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on July 19, 2013 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 22 (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into this Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to this Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Agreement. For the purposes of this Section 22:

(a) Dealer is a Portfolio Data Sending Entity and Counterparty is a Portfolio Data Receiving Entity;

(b) Dealer and Counterparty may use a Third Party Service Provider, and each of Dealer and Counterparty consents to such use including the communication of the relevant data in relation to Dealer and Counterparty to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.

(c) The Local Business Days for such purposes in relation to Dealer and Counterparty is New York, New York, USA.

(d) The following are the applicable email addresses.

Portfolio Data:	Dealer: MarginServicesPortRec@barclays.com

Counterparty: stacie.frank@exeloncorp.com;
darryl.bradford@exeloncorp.com

Notice of discrepancy:	Dealer: PortRecDiscrepancy@barclays.com
and paul.robinson1@barclayscapital.com

Counterparty: stacie.frank@exeloncorp.com;
darryl.bradford@exeloncorp.com

Dispute Notice:	Dealer: EMIRdisputenotices@barclays.com
and paul.robinson1@barclayscapital.com

Counterparty: stacie.frank@exeloncorp.com;
darryl.bradford@exeloncorp.com

23. NFC Representation Protocol. The parties agree that the provisions set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) shall apply to the Agreement as if each party were an Adhering Party under the terms of the NFC Representation Protocol. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 23 (and references to “the relevant Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into this Agreement”, (iii) references to “Covered Master Agreement” shall be deemed to be references to this Agreement (and each “Covered Master Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Agreement. Counterparty confirms that it enters into this Agreement as a party making the NFC Representation (as such term is defined in the NFC Representation Protocol). Counterparty shall promptly notify Dealer of any change to its status as a party making the NFC Representation.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Yours faithfully,

BARCLAYS CAPITAL INC., ACTING AS AGENT FOR BARCLAYS BANK PLC

By:	/s/ Cory Terzis

	Name:	Cory Terzis
	Title:	Authorised Signatory

Agreed and accepted by:

EXELON CORPORATION

By:	/s/ Stacie M. Frank

	Name:	Stacie M Frank
	Title:	SVP, Treasurer

[Signature Page to Issuer Forward Transaction]

ANNEX A

PRIVATE PLACEMENT PROCEDURES

If Counterparty delivers Unregistered Settlement Shares pursuant to Section 12 above (a “Private Placement Settlement”), then:

(a) all Unregistered Settlement Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;

(b) as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);

(c) as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer. (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all fees and expenses in connection with such resale, including all fees and expenses of counsel for Dealer, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d) in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer.

In the case of a Private Placement Settlement, Dealer shall, in its good faith discretion, adjust the amount of Unregistered Settlement Shares to be delivered to Dealer hereunder in a commercially reasonable manner to reflect the fact that such Unregistered Settlement Shares may not be freely returned to securities lenders by Dealer and may only be saleable by Dealer at a discount to reflect the lack of liquidity in Unregistered Settlement Shares.

If Counterparty delivers any Unregistered Settlement Shares in respect of the Transaction, Counterparty agrees that (i) such Shares may be transferred by and among Dealer and its affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

ANNEX B

FORWARD PRICE REDUCTION AMOUNTS

Forward Price Reduction Date:	Forward Price Reduction Amount:

August 13, 2014	USD	0.31

November 12, 2014	USD	0.31

February 11, 2015	USD	0.31

May 13, 2015	USD	0.31

August 12, 2015	USD	0.31

ANNEX C

RELEVANT DAYS

1	9-Jul-15

2	13-Jul-15

3	15-Jul-15

4	17-Jul-15

5	21-Jul-15

6	23-Jul-15

7	27-Jul-15

8	29-Jul-15

9	31-Jul-15

10	4-Aug-15

11	6-Aug-15

12	10-Aug-15

13	12-Aug-15

14	14-Aug-15

15	18-Aug-15

16	20-Aug-15

17	24-Aug-15

18	26-Aug-15

19	28-Aug-15

20	1-Sep-15

21	3-Sep-15

22	8-Sep-15

23	10-Sep-15

24	14-Sep-15

25	16-Sep-15

26	18-Sep-15

27	22-Sep-15

28	24-Sep-15

29	28-Sep-15

30	30-Sep-15

31	2-Oct-15

32	6-Oct-15

33	8-Oct-15

34	12-Oct-15

35	14-Oct-15

36	16-Oct-15

37	20-Oct-15

38	22-Oct-15

39	26-Oct-15

40	28-Oct-15